Exhibit 99.1

TIME WARNER CABLE REPORTS

2016 FIRST-QUARTER RESULTS

Best Ever Customer Relationship Net Additions

Accelerated Revenue Growth of 7.2%

Robust Adjusted OIBDA Growth of 8.2%

***

NEW YORK, April 28, 2016 – Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its first quarter ended March 31, 2016.

Time Warner Cable Chairman and CEO Rob Marcus said: “Our first-quarter results are the clearest indication yet that our efforts over the last 27 months are paying off. We have made our network more reliable, our products more compelling and our customer service far better. We’ve refined our marketing, enhanced our sales channels and strengthened our retention capability. All of that has driven robust customer growth, which in Q1 translated into very strong revenue and OIBDA growth. I couldn’t be prouder of what our talented, committed, passionate team has accomplished.”

SELECTED CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share data; unaudited)	1st Quarter
			Change
	2016	2015	$	%
Revenue	$6,191	$5,777	$414	7.2%
Adjusted OIBDA(a)	$2,159	$1,996	$163	8.2%
Operating Income(b)	$1,145	$1,084	$61	5.6%
Diluted EPS(c)	$1.72	$1.59	$0.13	8.2%
Adjusted Diluted EPS(a)	$1.81	$1.65	$0.16	9.7%
Cash provided by operating activities(b)	$1,608	$1,508	$100	6.6%
Capital expenditures	$1,318	$1,134	$184	16.2%
Free Cash Flow(a)(b)	$346	$407	$(61)	(15.0%)

(a)	Refer to Note 4 to the accompanying consolidated financial statements for definitions of Adjusted OIBDA, Adjusted Diluted EPS and Free Cash Flow and below for reconciliations.
(b)	Operating Income is reduced by merger-related and restructuring costs of $40 million and $26 million for the first quarters of 2016 and 2015, respectively. Cash provided by operating activities and Free Cash Flow are reduced by merger-related and restructuring payments of $14 million and $26 million for the first quarters of 2016 and 2015, respectively.
(c)	Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.

HIGHLIGHTS

Financial Highlights

•	Revenue grew 7.2% for the first quarter – the highest first-quarter organic revenue growth in the last 8 years – driven by accelerated growth in Residential Services and strong growth in Business Services.

•	Adjusted OIBDA was up 8.2% for the first quarter – the highest first-quarter organic Adjusted OIBDA growth in the last 6 years.

•	Operating Income increased 5.6% to $1.1 billion for the first quarter and reflects higher depreciation expense from “TWC Maxx” and other capital investments.

Operational Highlights

•	Strong first-quarter residential subscriber performance:

¡	Customer relationship net additions of 236,000

¡	Video net additions of 21,000

¡	High-speed data net additions of 314,000

¡	Voice net additions of 178,000

•	Significant investment during the first quarter of 2016 to improve customer experience and expand network:

¡	TWC Maxx, including “all digital” conversion and Internet speed increases (up to 300 Mbps), continued in Hawaii, Wilmington, Greensboro and San Diego and was begun in Desert Cities, Kentucky, Hudson Valley, Syracuse and Ohio

¡	2.6 million new set-top boxes, digital adapters and advanced modems deployed

¡	13,000 commercial buildings added to network

•	Impressive year-over-year improvements in key residential customer service metrics continued in the first quarter:

¡	9% decrease in care calls per customer relationship

¡	16% reduction in repair-related truck rolls per customer relationship

¡	99% on-time percentage for customer appointments within industry-leading one-hour appointment arrival windows

¡	17% improvement in first-visit resolution

CONSOLIDATED REVENUE AND PROFITABILITY RESULTS

Revenue for the first quarter of 2016 increased 7.2% year over year as a result of revenue growth at all segments.

Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) for the first quarter of 2016 increased 8.2% driven by revenue growth, partially offset by a 6.6% year-over-year increase in operating expenses.

(in millions; unaudited)	1st Quarter
			Change
	2016	2015	$	%
Operating costs and expenses:
Programming and content	$1,551	$1,419	$132	9.3%
Sales and marketing	613	559	54	9.7%
Technical operations	426	399	27	6.8%
Customer care	238	226	12	5.3%
Other operating	1,204	1,178	26	2.2%

Total operating costs and expenses	$4,032	$3,781	$251	6.6%

The increase in operating expenses was primarily due to higher programming and employee costs, partially offset by a decline in bad debt expense. The increase in employee costs reflects the Company’s continued investments in sales and marketing, technical operations and customer care initiatives, as well as a $26 million increase in employee medical costs (as a result of prior year changes in estimates of previously established employee medical accruals, partially offset by lower claims activity).

Operating Income for the first quarter of 2016 increased 5.6% primarily due to higher Adjusted OIBDA, partially offset by higher depreciation expense and merger-related costs. Merger-related costs for the first quarters of 2016 and 2015 were $35 million and $24 million, respectively, and restructuring costs were $5 million and $2 million, respectively.

DETAILED SEGMENT RESULTS

Residential Services

Selected Residential Services Financial Results

(in millions; unaudited)	1st Quarter
			Change
	2016	2015	$	%
Revenue:
Video	$2,508	$2,469	$39	1.6%
High-speed data	1,897	1,696	201	11.9%
Voice	504	473	31	6.6%
Other	25	24	1	4.2%

Total revenue	$4,934	$4,662	$272	5.8%

Adjusted OIBDA(a)	$2,193	$2,081	$112	5.4%

(a)	Refer to Note 4 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA.

Residential Services revenue increased as a result of increases in high-speed data, video and voice revenue.

•	Residential high-speed data revenue increased due to growth in high-speed data subscribers, as well as an increase in average revenue per subscriber primarily due to increases in prices and equipment rental charges.

•	The growth in residential video revenue was the result of an increase in average revenue per subscriber and growth in video subscribers. The increase in average revenue per subscriber was primarily the result of growth in video equipment rental and premium network revenue, partially offset by lower transactional video-on-demand, programming tier and DVR service revenue.

•	Residential voice revenue increased due to growth in voice subscribers offset, in part, by lower average revenue per subscriber.

Residential Services Adjusted OIBDA increased driven by the increase in revenue discussed above, partially offset by a 6.2% increase in operating costs. The increase in operating costs resulted from higher programming, sales and marketing and technical operations costs, partially offset by a decrease in other operating costs.

•	Programming costs (which include intercompany expense from the Other Operations segment for programming costs associated with the Company’s Los Angeles Lakers’ regional sports networks, local sports, news and lifestyle channels and SportsNet LA, a regional sports network carrying the Los Angeles Dodgers’ baseball games and other sports programming) grew 9.1% to $1.5 billion primarily due to an increase in average monthly programming costs per video subscriber. Average monthly programming costs per residential video subscriber grew 8.8% year over year to $46.00 for the first quarter of 2016, primarily driven by contractual rate increases.

•	Sales and marketing costs increased 7.5% to $399 million primarily due to increased sales-related headcount and higher compensation costs per employee related to the Company’s subscriber growth initiatives, as well as higher marketing costs.

•	Technical operations costs were up 5.6% to $375 million primarily due to increased headcount, higher compensation costs per employee and increased installation-related activities (reflecting subscriber growth and the Company’s continued investments to improve the customer experience).

•	Customer care costs increased 4.8% to $198 million primarily due to increased headcount and higher compensation costs per employee (reflecting subscriber growth and the Company’s continued investments to improve the customer experience).

•	Other operating costs decreased 13.7% to $158 million primarily due to lower bad debt expense, partially offset by increases in a number of other categories.

Residential Services Subscriber Metrics

(in thousands)	12/31/2015	Net Additions (Declines)	3/31/2016
Video	10,821	21	10,842
High-speed data	12,675	314	12,989
Voice	6,320	178	6,498

Single play	5,752	116	5,868
Double play	4,067	(37)	4,030
Triple play	5,310	157	5,467

Customer relationships	15,129	236	15,365

For definitions related to the Company’s subscriber metrics, refer to the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Business Services

Selected Business Services Financial Results

(in millions; unaudited)	1st Quarter
			Change
	2016	2015	$	%
Revenue:
Video	$100	$94	$6	6.4%
High-speed data	447	376	71	18.9%
Voice	161	142	19	13.4%
Wholesale transport	130	121	9	7.4%
Other	48	48	—	—

Total revenue	$886	$781	$105	13.4%

Adjusted OIBDA(a)	$536	$479	$57	11.9%

(a)	Refer to Note 4 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA.

Business Services revenue growth was primarily due to increases in high-speed data and voice subscribers and growth in wholesale transport revenue.

The increase in Adjusted OIBDA was driven by growth in revenue, partially offset by a 15.9% increase in operating costs and expenses, primarily due to increased headcount and higher compensation costs per employee, as well as growth in programming, voice and marketing costs.

Business Services Subscriber Metrics

(in thousands)	12/31/2015	Net Additions	3/31/2016
Video	214	—	214
High-speed data	638	13	651
Voice	375	11	386

Single play	362	4	366
Double play	305	7	312
Triple play	85	2	87

Customer relationships	752	13	765

For definitions related to the Company’s subscriber metrics, refer to the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Other Operations

Selected Other Operations Financial Results

(in millions; unaudited)	1st Quarter
			Change
	2016	2015	$	%
Revenue:
Advertising	$244	$230	$14	6.1%
Other	196	168	28	16.7%

Total revenue	$440	$398	$42	10.6%

Adjusted OIBDA(a)	$193	$163	$30	18.4%

(a)	Refer to Note 4 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA.

Advertising revenue increased primarily due to growth in political advertising revenue, which was $11 million in the first quarter of 2016 compared to $2 million in the first quarter of 2015.

Other revenue increased primarily due to the recognition of approximately $20 million of revenue associated with the settlement of a contractual dispute, as well as an increase in affiliate fees from the Residential Services segment and other distributors of the Los Angeles Lakers’ regional sports networks and SportsNet LA.

The increase in Adjusted OIBDA was driven by growth in revenue, partially offset by a 5.1% increase in operating costs and expenses, primarily related to higher costs associated with advertising inventory sold on behalf of other video distributors and an increase in content costs associated with the Los Angeles Lakers’ regional sports networks.

Shared Functions

Operating costs associated with broad “corporate” functions (e.g., accounting and finance, information technology, executive management, legal and human resources) or functions supporting more than one reportable segment that are centrally managed (e.g., facilities, network operations, vehicles and procurement) as well as other activities not directly attributable to a reportable segment increased 5.0% year over year to $763 million for the first quarter of 2016. Shared functions operating costs increased primarily due to higher compensation costs per employee and increased insurance expense, partially offset by lower costs as a result of operating efficiencies.

CONSOLIDATED NET INCOME

Net Income Attributable to TWC Shareholders was $494 million, or $1.73 per basic common share and $1.72 per diluted common share, for the first quarter of 2016 compared to $458 million, or $1.60 per basic common share and $1.59 per diluted common share, for the first quarter of 2015.

Net income attributable to TWC shareholders increased primarily due to an increase in Operating Income, partially offset by an increase in income tax provision.

Adjusted Net Income Attributable to TWC Shareholders and Adjusted Diluted EPS, which exclude certain items affecting the comparability of TWC’s results for 2016 and 2015 detailed in Note 2 to the accompanying consolidated financial statements, were $518 million and $1.81, respectively, for the first quarter of 2016 compared to $474 million and $1.65, respectively, for the first quarter of 2015.

(in millions, except per share data; unaudited)	1st Quarter
			Change
	2016	2015	$	%
Net income attributable to TWC shareholders	$494	$458	$36	7.9%
Adjusted net income attributable to TWC shareholders(a)	$518	$474	$44	9.3%

Net income per common share attributable to TWC common shareholders:
Basic	$1.73	$1.60	$0.13	8.1%
Diluted	$1.72	$1.59	$0.13	8.2%
Adjusted Diluted EPS(a)	$1.81	$1.65	$0.16	9.7%

(a)	Refer to Note 4 to the accompanying consolidated financial statements for definitions of Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS.

SELECTED BALANCE SHEET AND CASH FLOW INFORMATION

Free Cash Flow for the first three months of 2016 decreased 15.0% to $346 million from $407 million in the first three months of 2015, due mainly to an increase in capital expenditures, partially offset by an increase in cash provided by operating activities. Capital Expenditures, which totaled $1.3 billion for the first three months of 2016, increased due to customer relationship growth, as well as the Company’s investments (including TWC Maxx) to improve network reliability, upgrade older customer premise equipment and expand its network to additional residences, commercial buildings and cell towers. Cash Provided by Operating Activities for the first three months of 2016 was $1.6 billion, a 6.6% increase from the first three months of 2015. This increase was primarily driven by an increase in Adjusted OIBDA, partially offset by a change in working capital.

(in millions; unaudited)	1st Quarter
			Change
	2016	2015	$	%
Adjusted OIBDA(a)	$2,159	$1,996	$163	8.2%
Interest payments, net	(389)	(392)	3	(0.8%)
Income tax payments, net	(13)	(3)	(10)	333.3%
All other, net, including working capital changes(b)	(149)	(93)	(56)	60.2%

Cash provided by operating activities(b)	1,608	1,508	100	6.6%
Add: Excess tax benefit from equity-based compensation	68	56	12	21.4%
Less:
Capital expenditures	(1,318)	(1,134)	(184)	16.2%
Cash paid for other intangible assets	(11)	(23)	12	(52.2%)
Other	(1)	—	(1)	NM

Free Cash Flow(a)(b)	$346	$407	$(61)	(15.0%)

NM—Not meaningful.

(a)	Refer to Note 4 to the accompanying consolidated financial statements for definitions of Adjusted OIBDA and Free Cash Flow.
(b)	All other, net, including working capital changes includes merger-related and restructuring payments of $14 million and $26 million for the first quarters of 2016 and 2015, respectively.

Net Debt, which totaled $21.2 billion as of March 31, 2016, decreased from December 31, 2015 as Free Cash Flow more than offset the cash used for dividends.

(in millions; unaudited)	3/31/2016	12/31/2015
Long-term debt	$22,487	$22,497
Debt due within one year	5	5

Total debt	22,492	22,502
Cash and equivalents	(1,297)	(1,170)

Net debt(a)	$21,195	$21,332

(a)	Net debt is defined as total debt less cash and equivalents.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including OIBDA, Adjusted OIBDA, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow. Refer to Note 4 to the accompanying consolidated financial statements for a discussion of the Company’s use of non-GAAP financial measures.

About Time Warner Cable

Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and voice services in the United States, connecting 16 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and enterprise-class, cloud-enabled hosting, managed applications and services. Time Warner Cable Media, the advertising sales arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.twc.com, www.twcbc.com and www.twcmedia.com.

Additional details on financial and subscriber metrics are included in the Trending Schedules posted on the Company’s Investor Relations website at www.twc.com/investors.

Information on Conference Call

Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Thursday, April 28, 2016. To listen to the call, visit www.twc.com/investors.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc., including its proposed merger with Charter Communications, Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Corporate Communications	Investor Relations
Bobby Amirshahi (212) 364-8292	Tom Robey (212) 364-8218
Eric Mangan (212) 364-8297

# # #

TIME WARNER CABLE INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31, 2016	December 31, 2015
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$1,297	$1,170
Receivables, less allowances of $78 million and $94 million as of March 31, 2016 and December 31, 2015, respectively	846	916
Other current assets	476	373

Total current assets	2,619	2,459
Investments	68	65
Property, plant and equipment, net	17,276	16,945
Intangible assets subject to amortization, net	413	437
Intangible assets not subject to amortization	26,014	26,014
Goodwill	3,140	3,139
Other assets	221	218

Total assets	$49,751	$49,277

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$624	$656
Deferred revenue and subscriber-related liabilities	242	224
Accrued programming and content expense	1,060	985
Current maturities of long-term debt	5	5
Other current liabilities	1,922	2,079

Total current liabilities	3,853	3,949
Long-term debt	22,487	22,497
Deferred income tax liabilities, net	12,991	12,830
Other liabilities	1,059	1,002
TWC shareholders’ equity:
Common stock, $0.01 par value, 284.6 million and 283.3 million shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	3	3
Additional paid-in capital	7,585	7,481
Retained earnings	2,202	1,925
Accumulated other comprehensive loss, net	(433)	(414)

Total TWC shareholders’ equity	9,357	8,995
Noncontrolling interests	4	4

Total equity	9,361	8,999

Total liabilities and equity	$49,751	$49,277

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(in millions, except per share data)
Revenue	$6,191	$5,777
Costs and expenses:
Programming and content	1,551	1,419
Sales and marketing	613	559
Technical operations	426	399
Customer care	238	226
Other operating	1,204	1,178
Depreciation	940	852
Amortization	34	34
Merger-related and restructuring costs	40	26

Total costs and expenses	5,046	4,693

Operating Income	1,145	1,084
Interest expense, net	(350)	(348)
Other income, net	11	10

Income before income taxes	806	746
Income tax provision	(312)	(288)

Net income	494	458
Less: Net income attributable to noncontrolling interests	—	—

Net income attributable to TWC shareholders	$494	$458

Net income per common share attributable to TWC common shareholders:
Basic	$1.73	$1.60

Diluted	$1.72	$1.59

Weighted-average common shares outstanding:
Basic	283.8	281.5

Diluted	286.9	284.9

Cash dividends declared per share of common stock	$0.75	$1.50

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(in millions)

OPERATING ACTIVITIES
Net income	$494	$458
Adjustments for noncash and nonoperating items:
Depreciation	940	852
Amortization	34	34
Deferred income taxes	173	100
Equity-based compensation expense	41	42
Excess tax benefit from equity-based compensation	(68)	(56)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables	65	152
Accounts payable and other liabilities	94	56
Other changes	(165)	(130)

Cash provided by operating activities	1,608	1,508

INVESTING ACTIVITIES
Capital expenditures	(1,318)	(1,134)
Acquisition of intangible assets	(11)	(23)
Other investing activities	4	3

Cash used by investing activities	(1,325)	(1,154)

FINANCING ACTIVITIES
Short-term borrowings, net	—	131
Repayments of long-term debt	—	(500)
Dividends paid	(217)	(216)
Proceeds from exercise of stock options	58	71
Excess tax benefit from equity-based compensation	68	56
Taxes paid in cash in lieu of shares issued for equity-based compensation	(64)	(56)
Other financing activities	(1)	—

Cash used by financing activities	(156)	(514)

Increase (decrease) in cash and equivalents	127	(160)
Cash and equivalents at beginning of period	1,170	707

Cash and equivalents at end of period	$1,297	$547

See accompanying notes.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	MERGER-RELATED TRANSACTIONS

Charter Merger

On May 23, 2015, Time Warner Cable Inc. (“TWC” or the “Company”) entered into an Agreement and Plan of Mergers (the “Charter Merger Agreement”) with Charter Communications, Inc. (“Charter”) and certain of its subsidiaries, pursuant to which the parties will engage in a series of transactions (the “Charter merger”) that will result in the Company and Charter becoming 100% owned subsidiaries of a new public parent company (“New Charter”), on the terms and subject to the conditions set forth in the Charter Merger Agreement.

Upon the consummation of the Charter merger, each share of TWC common stock (other than treasury shares held by the Company and TWC stock held by the Liberty Parties (as defined below)) will be converted into the right to receive, at the option of each stockholder, either (i) $100 in cash and shares of New Charter Class A common stock equivalent to 0.5409 shares of Charter Class A common stock (“Charter common stock”) or (ii) $115 in cash and shares of New Charter Class A common stock equivalent to 0.4562 shares of Charter common stock. Upon the consummation of the Charter merger, subject to certain exceptions, each share of TWC common stock held by Liberty Broadband Corporation or Liberty Interactive Corporation (together, the “Liberty Parties”) will convert only into the right to receive shares of New Charter Class A common stock.

On September 21, 2015, the Company’s stockholders approved the adoption of the Charter Merger Agreement, and Charter’s stockholders approved, among other things, the adoption of the Charter Merger Agreement and the issuance of New Charter Class A common stock to TWC stockholders in the Charter merger. The Charter merger is subject to regulatory approvals and certain other closing conditions.

Bright House Networks Transaction

On May 23, 2015, Charter and Advance/Newhouse Partnership (“A/N”) and certain of their affiliates amended an agreement the parties had signed on March 31, 2015 (the “Bright House Networks Agreement”). Under the amended Bright House Networks Agreement, Charter will acquire Bright House Networks, LLC (“Bright House Networks”), subject to, among other conditions, the closing of the Charter merger. Bright House Networks is a 100% owned subsidiary of a partnership (“TWE-A/N”) between A/N and Time Warner Cable Enterprises LLC (“TWCE”), a subsidiary of TWC. The closing of Charter’s acquisition of Bright House Networks is expected to occur concurrently with the closing of the Charter merger. However, the closing of the Charter merger is not conditioned on the closing of the Bright House Networks transaction.

In the Charter Merger Agreement, the Company and TWCE agreed to irrevocably and unconditionally waive their “right of first offer” to acquire the assets of Bright House Networks during the pendency of the Charter merger. This waiver will expire if the Charter Merger Agreement is terminated in accordance with its terms, provided that the Company or any of its Affiliates (as defined in the Charter Merger Agreement) does not, within nine months following such a termination, enter into an agreement or understanding in respect of, or consummate, an alternative acquisition transaction.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

2.	ITEMS AFFECTING COMPARABILITY

The following items affected the comparability of TWC’s results for the three months ended March 31, 2016 and 2015:

(in millions, except per share data)	OIBDA(a)	D&A(a)	Operating Income	Other(a)	Income Tax Provision	TWC Net Income(a)	Diluted EPS(a)
1st Quarter 2016:
As reported	$2,119	$(974)	$1,145	$(339)	$(312)	$494	$1.72
Year-over-year change, as reported:
$	$149	$(88)	$61	$(1)	$(24)	$36	$0.13
%	7.6%	9.9%	5.6%	0.3%	8.3%	7.9%	8.2%
Items affecting comparability:
Merger-related and restructuring costs	40	—	40	—	(16)	24	0.09

As adjusted	$2,159	$(974)	$1,185	$(339)	$(328)	$518	$1.81
Year-over-year change, as adjusted:
$	$163	$(88)	$75	$(1)	$(30)	$44	$0.16
%	8.2%	9.9%	6.8%	0.3%	10.1%	9.3%	9.7%

1st Quarter 2015:
As reported	$1,970	$(886)	$1,084	$(338)	$(288)	$458	$1.59
Items affecting comparability:
Merger-related and restructuring costs	26	—	26	—	(10)	16	0.06

As adjusted	$1,996	$(886)	$1,110	$(338)	$(298)	$474	$1.65

(a)	OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, net, other income (expense), net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.

3.	RECONCILIATION OF ADJUSTED OIBDA TO OPERATING INCOME AND OTHER SEGMENT INFORMATION

Consolidated information for the three months ended March 31, 2016 and 2015 is as follows:

(in millions)	1st Quarter
			Change
	2016	2015	$	%
Adjusted OIBDA(a)	$2,159	$1,996	$163	8.2%
Adjusted OIBDA margin(b)	34.9%	34.6%
Merger-related and restructuring costs	(40)	(26)	(14)	53.8%

OIBDA(a)	2,119	1,970	149	7.6%
Depreciation	(940)	(852)	(88)	10.3%
Amortization	(34)	(34)	—	—

Operating Income	$1,145	$1,084	$61	5.6%

(a)	Refer to Note 4 for definitions of OIBDA and Adjusted OIBDA.
(b)	Adjusted OIBDA margin is defined as Adjusted OIBDA as a percentage of total revenue.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Segment information for the three months ended March 31, 2016 and 2015 is as follows:

(in millions)	1st Quarter 2016
	Residential Services Segment	Business Services Segment	Other Operations Segment	Shared Functions	Intersegment Eliminations	Total Consolidated
Revenue(a)	$4,934	$886	$440	$—	$(69)	$6,191
Operating costs and expenses	(2,741)	(350)	(247)	(763)	69	(4,032)

Adjusted OIBDA(b)	2,193	536	193	(763)	—	2,159
Merger-related and restructuring costs	—	—	—	(40)	—	(40)

OIBDA(b)	$2,193	$536	$193	$(803)	$—	2,119

Depreciation						(940)
Amortization						(34)

Operating Income						$1,145

(a)	All revenue included in Intersegment Eliminations is associated with the Other Operations segment.
(b)	Refer to Note 4 for definitions of OIBDA and Adjusted OIBDA.

(in millions)	1st Quarter 2015
	Residential Services Segment	Business Services Segment	Other Operations Segment	Shared Functions	Intersegment Eliminations	Total Consolidated
Revenue(a)	$4,662	$781	$398	$—	$(64)	$5,777
Operating costs and expenses	(2,581)	(302)	(235)	(727)	64	(3,781)

Adjusted OIBDA(b)	2,081	479	163	(727)	—	1,996
Merger-related and restructuring costs	—	—	—	(26)	—	(26)

OIBDA(b)	$2,081	$479	$163	$(753)	$—	1,970

Depreciation						(852)
Amortization						(34)

Operating Income						$1,084

(a)	All revenue included in Intersegment Eliminations is associated with the Other Operations segment.
(b)	Refer to Note 4 for definitions of OIBDA and Adjusted OIBDA.

Intersegment Eliminations relates to the programming provided to the Residential Services and Business Services segments by TWC-owned and/or operated regional sports networks and local sports, news and lifestyle channels. These services are reflected as programming expense for the Residential Services and Business Services segments and as revenue for the Other Operations segment.

4.	USE OF NON-GAAP FINANCIAL MEASURES

In discussing its consolidated and segment performance, the Company may use certain measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include OIBDA, Adjusted OIBDA, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow, which the Company defines as follows:

•	OIBDA (Operating Income before Depreciation and Amortization) means Operating Income before depreciation of tangible assets and amortization of intangible assets.

•	Adjusted OIBDA means OIBDA excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on asset sales; and merger-related and restructuring costs.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

•	Adjusted net income attributable to TWC shareholders means net income attributable to TWC shareholders (as defined under GAAP) excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on asset sales; merger-related and restructuring costs; and certain changes to income tax provision; as well as the impact of taxes on the above items. Similarly, Adjusted Diluted EPS means net income per diluted common share attributable to TWC common shareholders excluding the above items.

•	Free Cash Flow means cash provided by operating activities (as defined under GAAP) excluding the impact, if any, of cash provided or used by discontinued operations, plus (i) any income taxes paid on investment sales and (ii) any excess tax benefit from equity-based compensation, less (i) capital expenditures, (ii) cash paid for other intangible assets (excluding those associated with business combinations), (iii) partnership distributions to third parties and (iv) principal payments on capital leases.

Management uses OIBDA and Adjusted OIBDA, among other measures, in evaluating the Company’s consolidated and segment performance because they eliminate the effects of (i) considerable amounts of noncash depreciation and amortization and (ii) items not within the control of the Company’s operations managers (such as income tax provision, other income (expense), net, and interest expense, net). Adjusted OIBDA further eliminates the effects of certain noncash items identified in the definition of Adjusted OIBDA above. Management also uses these measures to allocate resources and capital to the segments. Adjusted OIBDA is also a significant performance measure used in the Company’s annual incentive compensation programs. Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS are considered important indicators of the operational strength of the Company as these measures eliminate amounts that do not reflect the fundamental performance of the Company. The Company utilizes Adjusted Diluted EPS, among other measures, to evaluate its performance both on an absolute basis and relative to its peers and the broader market. Management believes that Free Cash Flow is an important indicator of the Company’s ability to generate cash, reduce net debt, pay dividends, repurchase common stock and make strategic investments, after the payment of cash taxes, interest and other cash items. In addition, all of these measures are commonly used by analysts, investors and others in evaluating the Company’s performance and liquidity.

These measures have inherent limitations. For example, OIBDA and Adjusted OIBDA do not reflect capital expenditures or the periodic costs of certain capitalized assets used in generating revenue. To compensate for such limitations, management evaluates performance through Free Cash Flow, which reflects capital expenditure decisions, and net income attributable to TWC shareholders, which reflects the periodic costs of capitalized assets. Adjusted OIBDA does not reflect any of the items noted as exclusions in the definition of Adjusted OIBDA above. To compensate for these limitations, management evaluates performance through OIBDA and net income attributable to TWC shareholders, which do reflect such items. OIBDA and Adjusted OIBDA also fail to reflect the significant costs borne by the Company for income taxes and debt servicing costs, the results of the Company’s equity investments and other non-operational income or expense. Additionally, Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS do not reflect certain charges that affect the operating results of the Company and they involve judgment as to whether items affect fundamental operating performance. Management compensates for these limitations by using other analytics such as a review of net income attributable to TWC shareholders. Free Cash Flow, a liquidity measure, does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such investments and acquisitions through other measures such as return on investment analyses.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

These non-GAAP measures should be considered in addition to, not as substitutes for, the Company’s Operating Income, net income attributable to TWC shareholders and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.